EXHIBIT 99.31

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST SET TO JOIN RUSSELL 3000® INDEX
AND RUSSELL 2000® INDEX

DALLAS — (June 28, 2004) Ashford Hospitality Trust (NYSE: AHT) was added to the Russell 3000® Index and Russell 2000® Index on June 25 when Russell Investment Group reconstituted its family of 21 U.S. indexes. Membership in the Russell 3000®, which remains in place for one year, means automatic inclusion in either the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and style indexes.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We are pleased to be included in the Russell 3000® and Russell 2000®. This achievement reflects the success we have had in executing our diversified hospitality investment strategy during our first year as a public company.”

Membership in Russell’s 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell’s indexes and an additional $1.4 trillion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 35 countries. Russell manages more than $107 billion in assets and advises clients worldwide representing $1.8 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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